Exhibit 99.1

NEWS RELEASE – For Immediate Release

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Phone: 212-564-4700;
Fax: 727-579-8067	Fax: 212-244-3075
ir@mts-mt.com	plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES ANNOUNCES RESULTS FOR SECOND QUARTER AND SIX MONTHS

Six Month Revenue Up 18% — EPS Up 27%

ST.     PETERSBURG, FLORIDA – November 6, 2007 — MTS Medication Technologies (AMEX:MPP) (www.mts-mt.com) today announced results for the second quarter and six months ended September 30, 2007.

Second Quarter Results

Net sales for the second quarter increased 9.3% to $14.1 million from $12.9 million in the same period of the prior year. Second quarter net income available to common stockholders rose 37.9% to $775,000, or $.12 per diluted common share, compared with $563,000 or $0.09 per diluted common share in the same period of the prior year.

Net sales in the U.S. from consumable products and prepackaging equipment in the second quarter increased 8.7% compared with the same period of the prior year. Second quarter net sales from OnDemand® and MedLocker™ systems decreased 50.8% compared with the same period of the prior year. Net sales in Europe were up 47% in the second quarter compared with the prior year period.

Gross margin for the second quarter was 41.4% compared with 38.2% for the same period in the prior year. Gross margins increased primarily due to changes in product mix between machines and various forms of consumable products.

SG&A expenses for the second quarter were $3.8 million compared with $3.2 million for the same period of the prior year. SG&A expenses increased primarily due to higher costs in Europe associated with personnel added to accommodate the growth in business opportunities as well as the additional overhead costs associated with operations in Germany that were acquired in February 2007.

Second quarter operating profit increased 36.4% to $1.5 million compared with $1.1 million in the prior year primarily due to higher gross profit realized on higher net sales.

Six-Month Results

Net sales for the six months ended September 30, 2007 increased 18.4% to $28.9 million from $24.4 million in the same period of the prior year. Net income available to common stockholders increased 37.7% to $1.3 million, or $0.19 per diluted share, compared with $944,000, or $0.15 per diluted common share, in the prior year.

Net sales in the U.S. from consumable products and prepackaging equipment for the six months ended September 30, 2007 increased 11.9% compared with the same period of the prior year. Net sales from OnDemand and MedLocker systems increased 51.6% compared with the same period of the prior year. Net sales in Europe were up 44.3% for the six-month period compared with the prior year period.

Gross margin for the six months ended September 30, 2007 was 39.1% compared with 37.8% for the same period in the prior year. This increase in gross margin was primarily caused by changes in product mix between machines and various forms of consumable products as well as additional product margin contributed by higher sales of consumable products.

SG&A expenses were $7.6 million compared with $6.2 million for the same period of the prior year. This increase was primarily due to higher selling costs, employee severance arrangements, automation support costs and increased costs associated with European operations.

Operating profit for the six months ended September 30, 2007 increased 31.6% to $2.5 million compared with $1.9 million in the same period of the prior year primarily due to higher gross profit realized on higher net sales.

Todd Siegel, President and Chief Executive Officer, says, “Our financial results for the second quarter and six months have been positively impacted by strong growth in our core long-term care consumable product sales and continued growth in Europe. The acquisition that we made in Germany last year is contributing to our penetration of the European markets and enhancing our profitability.

“We have now delivered six OnDemand machines at various pharmacy sites under the agreement we signed with our largest customer in April 2007. We expect that $17 million in revenue associated with this agreement should begin to be recognized in our third and fourth quarters and continue through fiscal year 2009. In addition, we currently have four OnDemand systems to be installed at other customer locations in the U.S. and Europe during the second half of this fiscal year and several other systems that are in the final stage of contract discussions.

“We believe our entry into the nutrition market is making excellent progress as we advanced our relationship with Douglas Labs with the recent sale of an OnDemand Multi-Med system that they have been using under the joint Market Development Agreement. We believe this exhibits their commitment to grow “Simply Yours™” into a featured program in their product line. We are also conducting substantive discussions with several large retail pharmacy and nutritional companies about introducing compliance packaging to their customers and believe an additional trial with a large retailer will begin this fiscal year.”

Siegel concluded, “As we look forward to the second half of fiscal 2008, we anticipate continued growth in our core long-term care market, strong results from our European operations and revenue associated with the OnDemand machine installations we have in process.”

Notice of Conference Call

Management of the Company will host a conference call Wednesday, November 7, 2007 at 8:30 A.M. EDT. To access the conference call, please telephone 888-459-5609 and enter 9408492 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand and MedLocker products.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, market acceptance of MedLocker, developments relating to customer initiatives, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	September 30, 2007	March 31, 2007

	(Unaudited)
Current Assets:
Cash	$450	$292
Restricted Cash	74	–
Accounts Receivable	8,065	9,194
Inventories	9,191	5,767
Prepaids and Other	3,083	926
Deferred Tax Asset	279	271

Total Current Assets	21,142	16,450

Property and Equipment	5,718	5,344
Goodwill	777	740
Other Intangible Assets	851	808
Other Assets	2,453	2,507

Total Assets	$30,941	$25,849

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$9,145	$7,024
Current Maturities of Long-Term Debt	2,228	2,447
Current Maturities of Related Party Note Payable	273	328

Total Current Liabilities	11,646	9,799

Long-Term Debt, Less Current Maturities	6,469	5,395
Related Party Note Payable, Less Current Maturities	–	106
Other Liabilities	1,040	283
Deferred Tax Liability	602	553

Total Liabilities	19,757	16,136

Stockholders' Equity:
Common Stock	64	62
Capital In Excess of Par Value	9,491	8,736
Accumulated Other Comprehensive Income	360	254
Retained Earnings	1,597	989
Treasury Stock	(328)	(328)

Total Stockholders' Equity	11,184	9,713

Total Liabilities and Stockholders' Equity	$30,941	$25,849

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Earnings Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,

	2007	2006	2007	2006

Net Sales	$14,118	$12,856	$28,938	$24,372
Costs and Expenses:
Cost of Sales	8,276	7,951	17,635	15,163
Selling, General and Administrative	3,783	3,241	7,604	6,203
Depreciation and Amortization	603	595	1,200	1,161

Total Costs and Expenses	12,662	11,787	26,439	22,527

Operating Profit	1,456	1,069	2,499	1,845

Interest Expense	166	53	317	116

Income Before Taxes	1,290	1,016	2,182	1,729

Income Tax Expense	515	397	874	673

Net Income Before Preferred Stock Dividend	775	619	1,308	1,056

Convertible Preferred Stock Dividends	–	56	–	112

Net Income Available to Common Stockholders	$775	$563	$1,308	$944

Net Income Per Basic Common Share	$0.12	$0.09	$0.21	$0.16

Net Income Per Diluted Common Share	$0.12	$0.09	$0.19	$0.15

Weighted Average Shares Outstanding - Basic	6,310	6,025	6,289	6,024

Weighted Average Shares Outstanding - Diluted	6,746	7,259	6,743	7,240

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